STOCKCARSTOCKS(TM)
                                                               ===== Mutual Fund


April 14, 2000

Dear Shareholder:

As we announced, our Special Meeting of Shareholders was held on April 12, 2000.

April is a very busy time of year as many companies are mailing proxy materials and holding their annual meetings. We have been advised that there are still many votes being received on our proposals. As a result, we are postponing (ie. adjourning) the meeting to April 27, 2000 at 10:00 am, East coast time, in order to give all shareholders sufficient time to cast their vote.

Your vote is important. Our records currently show that we have not yet received your proxy. Please sign and date the enclosed proxy card and return it in the envelope provided.

If you would like to vote by telephone, please call StockCar Stocks, toll-free at 1-800-494-2755.

Thank you in advance for your support.

Very truly yours,

/s/ John P. Allen II
--------------------
    John P. Allen II

Fund President